UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITITES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2006

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview, Suite 1000, Englewood, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 796-2850

Check the appropriated box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Ron Cooper

On November 16, 2006, CSG Systems International, Inc. (“CSG”) elected Ronald Cooper as a new member of CSG’s Board of Directors. The Revised By-Laws of CSG Systems International, Inc. provide for its Board of Directors to be divided into three classes, each class having a three-year term. Mr. Cooper will be a member of the Class II directors, with a term of office to continue until the annual meeting of stockholders of CSG to be held in 2008. Mr. Cooper will also serve on the Compensation Committee and Nominating & Corporate Governance Committee.

In conjunction with Mr. Cooper’s election, the CSG Board of Directors approved a form of Indemnification Agreement between CSG and Mr. Cooper, effective November 16, 2006. Under the indemnification agreement, CSG would indemnify Mr. Cooper to the fullest extent permitted by law against all expenses incurred if he were to become party to civil, criminal, administrative, investigative or other actions related to his services as a director of CSG. A copy of this indemnification agreement is attached hereto as Exhibit 10.16 and is hereby incorporated by reference.

Mr. Cooper does not have any family relationships with any executive officer or director of CSG or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

A copy of CSG’s press release announcing Mr. Cooper’s election, dated November 17, 2006, is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Joseph T, Ruble

On November 16, 2006, CSG’s Board of Directors named Joseph T. Ruble, Senior Vice President, General Counsel and Secretary, as an executive officer. Mr. Ruble has an Employment Agreement with CSG dated January 18, 2001 (the “Agreement”). A brief description of the material terms and conditions of the Agreement are as follows:

•	The term of the Agreement currently extends through December 31, 2007. On December 31 of each year, the term of the Agreement automatically is extended by one year, unless one-year prior notice is given by either party.

•	The Agreement provides that Mr. Ruble will receive a base salary of not less than $207,230 per year, with a minimum annual base salary adjustment based upon an increase in a CPI indicator (his 2006 base salary being $258,750). Mr. Ruble shall also have the opportunity to earn an annual incentive bonus of not less than 40% of his annual base salary if the agreed upon objectives for the particular calendar year are fully achieved.

•	Key termination benefits under the Agreement are summarized as follows:

•	If the Agreement is terminated due to death or disability, Mr. Ruble (or his estate as the case may be) will be entitled to receive his base salary accrued through the date of his termination and a pro rata portion of his annual incentive bonus for the calendar year in which the termination occurs.

•	If the Agreement is terminated for cause (as defined), Mr. Ruble will be entitled to receive his base salary accrued through the effective date of such termination.

•	If the Agreement is terminated without cause (as defined) prior to a change in control, Mr. Ruble will be entitled to receive his base salary through the date that is one year from the effective termination date (less compensation earned from another employer), his annual incentive bonus for the calendar year in which such termination occurs, and 50% of his base salary on the effective date of such termination, paid one year after the effective date of such termination.

•	If the Agreement is terminated without cause (as defined) after a change in control, Mr. Ruble will be entitled to the same benefits he would have if the termination without cause occurred prior to a change in control, except that he will be entitled to receive his base salary through the date that is two years from the effective termination date and 100% of his base salary on the effective date of such termination.

•	Mr. Ruble will be precluded from soliciting CSG employees for employment outside of CSG, and from competing against CSG for a period of one year from the effective date of his termination of employment with CSG.

A copy of the Agreement, is attached hereto as Exhibit 10.49 and is hereby incorporated by reference.

Mr. Ruble does not have any family relationships with any executive officer or director of CSG or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.16	Indemnification Agreement between CSG Systems International, Inc. and Mr. Ronald Cooper, dated November 16, 2006

10.49	Employment Agreement with Joseph T. Ruble, dated January 18, 2001

99.1	Press release of CSG Systems International, Inc, dated November 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2006

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy Wiese
Randy Wiese, Principal Financial Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

10.16	Indemnification Agreement between CSG Systems International, Inc. and Mr. Ronald Cooper, dated November 16, 2006

10.49	Employment Agreement with Joseph T. Ruble, dated January 18, 2001

99.1	Press release of CSG Systems International, Inc, dated November 17, 2006